Matthews International Funds

Sub-Item 77C - Matters submitted to a vote of security holders

      An Adjourned Special Meeting of Shareholders of the Matthews International Funds d/b/a Matthews Asia Funds (the "Trust") was held on January 5, 2016. The following proposal was submitted for a vote of the shareholders of the Trust:

	1. Approval of a new investment advisory agreement between Matthews International Funds and Matthews International Capital
Management, LLC, the Funds' current investment adviser:

With respect to Proposal 1, the following votes were recorded:

Name of Fund
For               Against          Abstain

Matthews Asia Dividend Fund
173,953,767      1,266,637         5,062,062

Matthews Asia ESG Fund
432,583             0                 0

Matthews Asia Focus Fund
792,625           5,274             28,790

Matthews Asia Growth Fund
19,759,724       208,468            954,145

Matthews Asia Science and
Technology Fund
5,866,629        105,222            247,249

Matthews Asia Small Companies
Fund
15,930,911       196,669            726,735

Matthews Asian Growth and
Income Fund
96,791,270      1,077,581          3,965,650

Matthews China Dividend Fund
4,841,098         96,276            828,015

Matthews China Fund
15,274,654       521,898           2,460,680

Matthews China Small Companies
Fund
1,098,261         8,635             100,467

Matthews Emerging Asia Fund
9,196,928        50,292             176,907

Matthews India Fund
25,820,387       632,520           2,601,714

Matthews Japan Fund
58,897,969       327,965            457,395

Matthews Korea Fund
18,709,720       498,529           2,418,140

Matthews Pacific Tiger Fund
142,710,715      888,921           3,912,275

Matthews Strategic Income Fund
3,623,173        30,210             168,830